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                   [FLETCHER INTERNATIONAL LIMITED LETTERHEAD]

                                                                 April 24, 1998


DELIVERED VIA FACSIMILE (770) 351-0036

Ross Systems, Inc.
Two Concourse Parkway, Suite 800
Atlanta GA, 30328
Attention: Stan Stoudenmire, Vice President and Chief Financial Officer

Dear Mr. Stoudenmire:

1. The undersigned is the registered holder of 107 shares of Series E Convertible Preferred Stock (the "Series E Convertible Preferred Stock") of Ross Systems, Inc. ("Ross"), represented by certificate No. E-3 which constitutes the undersigned's entire holdings of Preferred Stock of Ross (the "Certificate"), the rights of which are set forth in the Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series E Preferred Stock of Ross (the "Certificate of Determination") which was filed with the Secretary of State of the State of California on December 17, 1996.

2. In accordance with the terms of Section 3(c) of the Certificate of Determination, the undersigned hereby delivers this Conversion Notice and hereby converts the 107 shares of Series E Convertible Preferred Stock, based upon a Conversion Price (as defined in the Certificate of Determination) equal to $3.733, as a result of which 286,633 shares (the "Shares") of Common Stock of Ross (the "Common Stock") shall be issuable by Ross in the name of the undersigned.

3. The Shares shall be represented by two certificates, each representing 100,000 of the Shares, and one certificate representing 86,633 of the Shares. None of the certificates shall bear any restrictive legend and no stop order shall be ordered or in place with respect to such certificates. Physical certificates representing the Shares shall be delivered within four business days following the date hereof, to the address and in the name set forth below.

                                       Fletcher International Limited
                                       c/o Midland Bank Trust (Cayman) Limited
                                       P.O. Box 1109, Mary Street
                                       Grand Cayman, Cayman Islands
                                       British West Indies
                                       Attention: Pamela Clements
                                       Telephone: (345) 949-7755

4. Section 8(c) and (d) of the Agreement do not apply to the transactions contemplated hereby.


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PAGE 2 CONVERSION NOTICE


                                       FLETCHER INTERNATIONAL LIMITED

                                       BY: /s/ Alphonzo Fletcher, Jr.
                                           --------------------------------
                                       NAME:  Alphonzo Fletcher, Jr.
                                       TITLE: Director

                                       BY: /s/ Michael Austin
                                           --------------------------------
                                       NAME:  Michael Austin
                                       TITLE: Director


AGREED AND ACKNOWLEDGED:
ROSS SYSTEMS, INC.

BY: /s/ Dennis V. Vohs
----------------------------
NAME:  Dennis V. Vohs
Title: Chairman & CEO